Exhibit 10.21
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MANAGEMENT SERVICES AGREEMENT
     THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of September 2, 2004 by and between SDC Technologies, Inc., a Delaware corporation (the (“Company”), with offices at 19111 East Wright Circle, Anaheim, California, and Kilgore Consulting III LLC, a Connecticut limited liability company (“Kilgore”), with offices at 61 Wilton Road, Second Floor, Westport, Connecticut.
RECITALS
     WHEREAS, the Company is engaged in the development, manufacture, distribution, application and sale of abrasion resistant coatings on plastic corrective and non-corrective vision eyewear (the “Business”); and
     WHEREAS, the Company desires to retain Kilgore to provide executive, financial, and managerial oversight services to it relating to the Business on the terms herein set forth, and Kilgore has capability enabling it to provide such services and is agreeable to providing the same as such terms.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:
AGREEMENT
     1. TERM AND DUTIES.
     For the three year period commencing on the date hereof, unless sooner terminated pursuant to the provisions of Sections 7 or 8 (the “Term”), Kilgore shall provide executive, financial and managerial oversight services to the Company (and the Company’s subsidiaries, if any) from time to time. The nature of such services shall be to analyze the performance of the Company’s executive personnel and to assist them in developing and planning the implementation of financing, internal growth and acquisition strategies; however, Kilgore will not become involved in day-to-day operations of the Company. In general, such services shall be provided by reviewing internal reports and financial statements and analyses prepared by the executive officers of the Company and advising them as to matters covered by such reports as well as assisting them to formulate financial and corporate growth strategies. If so requested, appropriate personnel of Kilgore will attend all meetings of the Board of Directors. It is understood that the persons who will provide services to the Company may be employees of Kilgore and will also have duties with and to Kilgore, and that, therefore, none of said persons will devote full business time to the business of the Company, but that they will devote thereto only such time as may be necessary from time to time to properly perform their duties. Unless either party shall have notified the other of its intention not to renew, at least sixty (60) days prior to the expiration of the Term, this Agreement shall automatically renew for successive one year periods.

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     2. DEGREE OF CARE.
      Kilgore shall use its best efforts to perform its services and to cause its personnel to perform their services hereunder in a professional manner and with due care, but shall have no liability to the Company for any act or omission except for gross negligence or the willful breach of this Agreement.
     3. FEES.
     (a) In full consideration and compensation for the services to be furnished by Kilgore to the Company and its subsidiaries during the Term,
     (i) as contemplated by the Stock Purchase Agreement (defined below), but not changing or increasing any of the parties obligations thereunder, the Company or an affiliate of the Company shall pay to Kilgore and Kilgore shall accept, an up-front fee in an amount equal to 350,000, with such fee due and payable in immediately available funds at Closing (as defined in the Stock Purchase Agreement); and
     (ii) the Company shall pay to Kilgore and Kilgore shall accept, an annual fee in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000). Such fee shall be payable in arrears in equal quarterly installments of Eighty-Seven Thousand Five Hundred Dollars (87,500) (each a “Management Fee Payment”) commencing on December 31, 2004 (with such amount pro rated and equal to 4 months) and continuing on a calendar quarter basis until the termination of this Agreement. So long as the Company’s fixed charge ratio is less than one and two-tenths (1.2), the Board of Directors of the Company may elect to defer up to fifty percent (50%) of the Management Fee Payment then due. Without limiting the preceding sentence, Kilgore may elect, at any time and from time to time, to defer all or a portion of its fee for any such installment due by written notice to the Company. Any amount accrued, payable and/or in arrears shall be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.
     (b) Unless full payment in respect of Management Fee Payments for all past periods and the then current period shall have been paid and a sum sufficient for the payment thereof set apart (i) no dividend whatsoever (other than a dividend payable solely in Common Stock or Preferred Stock or other securities and rights convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock and/or Preferred Stock) shall be declared or paid, and no distribution shall be made on, any Common Stock or Preferred Stock, and (ii) no shares of Common Stock or Preferred Stock shall be redeemed, purchased or otherwise acquired (or pay into or set aside for a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of capital stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

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     (c) All payments hereunder shall be in U.S. Dollars and shall be made at the offices of Kilgore, unless otherwise instructed at least three (3) business days prior to the due date of the ??? payment.
     (d) For purposes of this Agreement, “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated of even date herewith by and among Silvue Technologies Group, Inc., Dow Corning Enterprises, Inc., Pilkington Holdings, Inc. and the Company.
     4. EXPENSES.
     (a) During the Term, the personnel of Kilgore assigned to perform duties hereunder shall engage in such travel as may be reasonably required in connection with the performance of those duties. The Company will pay or reimburse all such reasonable expenses upon submission of proper documentation, with due regard to cost savings for the Company’s benefit.
     (b) The Company will pay for, or reimburse Kilgore for, all equipment and supplies bought by Kilgore and specifically dedicated to the purposes of this Agreement (e.g. computer supplies). Kilgore shall not be entitled to reimbursement of incidental expenses (e.g. use of Kilgore’s offices) for purposes hereof.
     (c) Kilgore will pay all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes and withholding and the like applicable to its employees furnishing services hereunder, without the right to reimbursement from the Company.
     (d) The Company will indemnify, to the fullest extent permitted by law, Kilgore and the personnel of Kilgore who perform services hereunder against any claims which may be made against them by reason thereof other than claims arising from Kilgore’s gross negligence or willful misconduct.
     5. CONFIDENTIALITY.
     The Company acknowledges that Kilgore is engaged in various other businesses some of which may be competitive with the business and that all persons who perform services for the Company pursuant to this Agreement will be full time employees of Kilgore and that their primary loyalty is to Kilgore. The mere existence of Kilgore’s business activities as described above and the use of such employees to perform services for Kilgore shall in no way give rise to any liability of Kilgore or such employees under this Agreement.
     6. RELATIONSHIP BETWEEN PARTIES.
     Kilgore and the Company are not partners or joint venturers, and neither shall have any power or right to incur any liability on behalf of the other party; provided, however, that any of the personnel of Kilgore elected as an officer of the Company shall have the power to obligate the Company in such capacity as an officer, but only to the extent appropriate for such office. Each party shall discharge its own debts and obligations without recourse against the other.

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     7. DEFAULTS.
      The following shall constitute events of default (“Events of Default”) hereunder:
     (a) The failure of the Company to pay Kilgore any sums due to Kilgore hereunder within ten (10) days of written demand therefor by Kilgore.
     (b) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or the failure of Kilgore to perform the services required under this Agreement in a professional manner and with due care, and the continuance of such default for a period of thirty (30) days after notice of said default.
     (c) A Change in Control. For purposes of this Agreement, a “Change in Control” means the happening of any of the following: (i) the sale of all or substantially all of the assets of the Company or (ii) a stock sale, merger, consolidation, stock exchange, reorganization or similar transaction to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such transaction effectively own, immediately following the effective date of such transaction, less than fifty percent (50%) of the total combined outstanding voting power for the election of directors of the Company or the surviving entity, in the case of a merger or consolidation.
     Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (“Termination Notice”). If the defaulting party shall fail to cure the Event of Default before the expiration of a period of sixty (60) days from the date of such Termination Notice, this Agreement shall terminate. In the case of an Event of Default by the Company, the parties acknowledge that the damages of Kilgore would be substantial, but difficult to compute with accuracy; accordingly, Kilgore shall be entitled to receive in cash as an agreed upon amount of liquidated damages an amount equal to all amounts payable under this Agreement from the date of the Event of Default to the end of the Term, provided, that, in no circumstance shall such amount be less than one year of fees under Section 3 hereof.
     (d) The rights granted hereunder shall not be in substitution for, but shall be in addition to, any rights and remedies available to the non-defaulting party hereunder by reason of applicable provisions of law.
     8. TERMINATION.
     In addition to termination pursuant to the provisions of Section 7, this Agreement shall terminate without liability of any party to the other upon the earlier to occur of the following:
     (a) upon the expiration of the Term;
     (b) at any time upon the written agreement of the Company and Kilgore; or
     (c) immediately upon the dissolution, bankruptcy or insolvency of the Company.

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     9. WAIVER.
     The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Kilgore or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.
     10. ASSIGNMENT.
     Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Kilgore to, or the merger of Kilgore into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section 10.
     11. MISCELLANEOUS.
     (a) Right to Make Agreement. The Company and Kilgore each warrant that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over the Company or Kilgore; result in or constitute a breach under any indenture, contract, other commitment or restriction to which either is a party or by which either is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
     (b) Applicable Law; Jurisdiction. This Agreement shall be construed under and shall be governed by the laws of the State of Connecticut. Each party unconditionally submits itself to the exclusive jurisdiction of any Connecticut State Court or Federal Court of the United States of America sitting in Connecticut. Each party unconditionally waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding in any such court and waives the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The parties hereby irrevocably waive trial by jury.
     (c) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received (i) on the

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date of delivery if delivered in person or by facsimile copy and confirmed, (ii) on the date received if sent by Federal Express or other similar overnight delivery service which requires a signed receipt or (iii) upon three days after the date of mailing, if mailed first class by registered or certified mail, return receipt requested, to the party entitled to receive the same at the following addresses:

If to the Company:	SDC Technologies, Inc.
1911 East Wright Circle
Anaheim, California 92806
Attention: William A. Gregg

with a copy to:	The Compass Group International, LLC
61 Wilton Road, Second Floor
Westport, Connecticut 06880
Attention: I. Joseph Massoud

and	Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon

If to Kilgore:	Kilgore Consulting III LLC
c/o The Compass Group International, LLC
Two Park Plaza, Suite 1020
Irvine, California 92614
Attention: Elias J. Sabo

with a copy to:	Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
     Any party to receive notices hereunder may change its address for notices by giving notice to the other parties stating its new address. Commencing on the fifth day after giving such notice such newly designated address shall be such party’s address for the purpose of all notices, statements or other communications required or permitted to be given pursuant to this Agreement.
     (d) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.
     (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.
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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

SDC TECHNOLOGIES, INC.

By:	/s/ Elias J. Sabo

Its:	PRESIDENT/CEO

KILGORE CONSULTING III LLC

By: The Compass Group International LLC Its: Managing Member

By:	/s/ Elias J. Sabo

Name:	Elias J. Sabo
Title:	Principal